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                              EMPLOYMENT AGREEMENT


This Employment Agreement (identified as the "Agreement") is entered into this 1st day of July 1998 and the terms and conditions outlined herein will commence on July 1, 1998 ("Effective Date"), by and between PAN Environmental Corporation, a Delaware corporation ("Employer" or the "Company") and Clifford
M. Johnston, an individual ("Employee") (both of whom are sometimes hereinafter referred to collectively as the "Parties" and each individually as a "Party").


                                    RECITALS

Employer is a full SEC reporting public company with its stock trading under the trading symbol "PANE" on the NASD's Electronic Bulletin Board (OTC:BB).

Employer, through its subsidiary, Whitfield Holdings, Ltd. ("Whitfield") is in the business of purchasing and licensing-back race and sports book gaming systems to legally licensed offshore race and sports books.

Subject to the terms and conditions of this Agreement, Employer desires to employ Employee and Employee desires to be employed by Employer as Vice President.

Both Employee and Employer desire to embody the terms and conditions of Employee's employment in a written agreement which will supersede all prior agreements of employment, whether written or oral.

Now, therefore, in consideration of the mutual covenants, duties, obligations and conditions contained herein, the parties agree as follows:


                               DUTIES OF EMPLOYEE

GENERAL: Employee shall be employed in such capacities as Employer may determine from time to time, with the duties customarily associated with such position, and shall perform such other duties pertaining to Employer's business as Employer from time to time directs. The base of operations of Employee shall be the principal office of Employer, or any other office based in the state of Washington, unless changed by the Employer and with the express consent of the Employee.

SPECIFIC: Employee agrees to devote a substantial amount of his time and efforts to the business and affairs of the Employer, to use his best efforts to promote the interests of Employer and to faithfully, industriously and to the best of his ability, experience and talents, perform to the reasonable satisfaction of Employer all of the duties that may be assigned to him thereafter.



EMPLOYMENT AGREEMENT
PAN / C. JOHNSTON
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Employee may engage in any additional employment, either part time or full time, without the permission of Employer.

Employee understands that there are certain aspects of the business that have confidentiality factors. Employee agrees to respect and abide to protecting these confidentiality factors.


                               TERM OF EMPLOYMENT

Employer hereby employs Employee and Employee hereby accepts employment with Employer for a period of two (2) years ("Term") commencing on July 1, 1998. Upon the expiration of the Term, Employer and Employee will have the option to extend and amend this agreement only if both parties mutually agree.


                         COMPENSATION AND OTHER BENEFITS

SALARY: As compensation for his services rendered pursuant to this Agreement, Employer shall pay to Employee an annual salary of $50,000 payable on a quarterly basis with stock commencing on July 1, 1998.

Such salary shall be paid in the form of Employer's free-trading common stock based at $1.00 per share pursuant to Employer's upcoming S-8 Offering. The shares will be placed in escrow to be distributed at the beginning of each calendar quarter to Employee.

Employee agrees to accept the price risk on the $1.00 per share stock for the 24-month life of this Agreement.


                          TERMINATION OF THIS AGREEMENT

This Agreement shall terminate:

Upon the death or permanent disability of Employee, "permanent disability" being defined as any continuous loss of one third or more of time spent by Employee in the usual daily performance of duties as a result of physical or mental illness for a continuous period of time deemed reasonable by the Board of Directors;

At such time if any, as Employer ceases to do business for any reason whatsoever;

Employee fails to comply with any applicable laws/regulations and company policy as outlined in writing by Employer;

At the election of the Employer, upon the breach by Employee of any term or condition of this Agreement or upon the dismissal of Employee by Employer with cause. In the event of termination as above, the unearned balance of shares shall be canceled and returned to treasury.


EMPLOYMENT AGREEMENT
PAN / C. JOHNSTON
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                                 HIRING AT WILL

The continuation of Employee's employment by Employer after the Term of this Agreement shall constitute hiring at will and shall be subject to termination with or without cause by either parties' issuance of written notification. However, future salaries shall be paid on a cash basis and not with stock.

EXCEPTION: Employer agrees to provide Employee with no less than ninety (90) days written notice of termination should Employer decide to sell or merge Company.



IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date signed below.


DATED:  July 1, 1998


PAN ENVIRONMENTAL CORPORATION                      EMPLOYEE



/s/ JERRY CORNWELL
------------------------------                     ----------------------------
Jerry Cornwell, President                          Clifford M. Johnston



EMPLOYMENT AGREEMENT
PAN / C. JOHNSTON
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